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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): February 25, 2000



                           CROSS TIMBERS OIL COMPANY
            (Exact name of registrant as specified in its charter)



           Delaware                       1-10662                 75-2347769
  (State or other jurisdiction    (Commission File Number)      (IRS Employer
         of incorporation)                                   Identification No.)



   810 Houston Street, Suite 2000, Fort Worth, Texas            76102
   (Address of principal executive offices)                  (Zip Code)



                                (817) 870-2800
             (Registrant's telephone number, including area code)
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Item 5. Other Events.


Sale of Producing Properties

     On February 25, 2000, Cross Timbers entered into a definitive agreement with a private company to sell $43 million of primarily gas-producing properties located in Crockett County, Texas. Daily production from the Crockett County properties currently averages 9.5 million cubic feet of gas and 160 barrels of oil from 298 (103 net) wells. The property sale is anticipated to close at the end of March, with an effective date of April 1, 2000 and is subject to typical purchase price adjustments.

     On February 28, 2000, Cross Timbers entered into a definitive agreement with Falcon Creek Resources, Inc. to sell $25.3 million in oil- and gas-producing properties located primarily in Lea County, New Mexico. Daily production from the properties to be sold currently averages 3.6 million cubic feet of gas and 400 barrels of oil. The property sale is anticipated to close at the end of March, with an effective date of April 1, 2000 and is subject to typical purchase price adjustments.

Common Stock Repurchase Program

     On February 29, 2000, Cross Timbers announced that its Board of Directors has authorized the repurchase of up to 2.5 million shares of the Company's common stock, or about 5% of shares outstanding. The Company's three million share repurchase, announced August 1998, has been completed. Shares under the new authorization will be repurchased from time to time in open-market or negotiated transactions.

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                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             CROSS TIMBERS OIL COMPANY


Date: March 9, 2000                          By: BENNIE G. KNIFFEN
                                                ------------------------------
                                                 Bennie G. Kniffen
                                                 Senior Vice President
                                                  and Controller

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